Exhibit 99.1

BULLDOG YARD BOSSTM READY FOR MARKET

Richmond, British Columbia, Canada - February 18, 2004 Bulldog Technologies Inc. (Nasdaq OTCBB: BLLD) is pleased to announce that the Yard BOSSTM system has completed the final stages of production and is now ready for the market. Bulldog has established an inventory position and can now fulfill large-scale orders. The Yard BOSSTM product is an essential security product for any company transporting cargo via tractor-trailers or containers. The Yard BOSSTM secures the container or trailer door preventing undetected cargo tampering and theft, and therefore ensuring the integrity of the shipment from factory to final destination.

 The Yard BOSSTM unit is fourteen inches in length and houses a sophisticated low powered electronic transmitter and a unique motion sensor with sensitivity that can be adjusted via a software interface allowing for customization by the end user. The motion sensor will detect door tampering, door opening and trailer movement. The unit includes a locking clamp that secures the Yard BOSSTM unit to the locking-rod of the trailer or container door allowing for alarm conditions to be transmitted via a wireless link to the base station receiver.

 In the event of an attempted break-in, or theft of the trailer, the unit transmits a signal to a base station receiver located in the dispatch or security office. The base station uses a proprietary Bulldog online monitoring software which can monitor large numbers of containers / trailers simultaneously, and interface with roof top sirens.

 The Yard BOSSTM system provides detailed security reports allowing many different user code capabilities, wireless alarming to pagers / cell phones, email, etc. The system can be monitored on site as well as via any Local Area Network allowing personnel to monitor a yard facility from any location.

 "Bulldog is actively pursuing several distribution agreements with large organizations that will put us at the forefront of the transportation security market" said John Cockburn, President and CEO of Bulldog Technologies, "There currently is no other product on the market that provides the flexibility, protection, and integration into wireless links like the Yard BOSSTM". The Yard BOSSTM can also be connected to a variety of wireless networks including cellular and satellite to provide the ultimate in security of remote facilities.

Bulldog Technologies Inc. is a Technology company with its primary focus in the development, manufacture and marketing of remote security systems specifically for use in the cargo transportation industry. The Bulldog Online Security System (B.O.S.S.) can be used to protect and monitor cargo containers, semi trailers, trucks/vans and other assets in storage or while in transit. The vision of the company was and is "to provide unique and innovative security solutions for the transportation and container industry".

Additional information can be found at www.bulldog-tech.com.